4/22/97

                      AGREEMENT OF SALE AND PURCHASE
                      -------------------------------

     AGREEMENT (herein "Agreement") dated as of the Execution Date (as hereinafter defined) by and between NYLIFE Realty Partners I-General Partnership D, a Delaware general partnership, having an address at 51 Madison Avenue, New York, New York 10010 (herein referred to as "Seller"), and Casto-Benson Development Company, an Ohio corporation, having an address at 209 East State Street, Columbus, Ohio 43215 (herein referred to as "Purchaser").

     WHEREAS, Seller is the owner of (a) fee simple title to the real property located in the County of Franklin, State of Ohio, more particularly described on Exhibit A annexed hereto and made a part hereof (herein referred to as the "Land"), together with the improvements located on the Land, or on the surface or subsurface thereof (herein referred to as the "Improvements"; the Land and Improvements being herein collectively referred to as the "Real Property"), (b) landlord's interest in and to all the leases of all of the Real Property with Seller as "landlord" thereunder described in Exhibit B hereof (herein referred to as the "Leases") and (c) the right to use the name "Newmarket" and variations thereof, all the personal property owned by Seller, located on the Real Property, used in the operation, leasing and management of the Real Property, and more particularly described in Exhibit C annexed hereto and made a part hereof (herein the "Personal Property"; the Real Property and Personal Property being sometimes collectively referred to herein as the "Property"); and

     WHEREAS, Seller is the owner of all of the right, title and interest in and to the Property and the Leases except as they are encumbered by the "Permitted Encumbrances" (as such term is hereinafter defined);

     WHEREAS, Seller is the beneficiary of that easement reserved by or granted to New Market Columbus Venture created by Official Records Volume 5946, Page A01, Recorder's Office, Franklin County, Ohio (the "Easement");

     WHEREAS, Purchaser wishes to purchase the Real Property, Personal Property, and the Easement, in their "as-is", "where-is" condition, and Seller wishes to sell the Real Property, Personal Property, and the Easement, in their "as-is", "where-is" condition on the following terms and conditions; and

     WHEREAS, Seller wishes to sell and Purchaser wishes to purchase all of Seller's right, title and interest in the Leases, on the following terms and conditions.

     NOW, THEREFORE, Seller and Purchaser for Ten ($10.00) Dollars and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Agreement to Sell and Purchase

     1.01 Purchaser acknowledges and agrees that the mailing, delivery and/or negotiation of this unsigned Agreement by Seller, its agents or attorneys shall not be deemed an offer by Seller to enter into any transaction or to enter into any other relationship, whether on the terms contained herein or on any other terms. This Agreement shall not be binding upon Seller, nor shall Seller have any obligations or liabilities hereunder or Purchaser have any rights hereunder unless and until Seller has executed and delivered a duplicate original copy of this Agreement executed by Seller to Purchaser. Until such execution and delivery of this Agreement, Seller or Purchaser may terminate all negotiations and discussions of the subject matter hereof, with or without cause and for any reason without recourse or liability.

     1.02 Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser for the "Purchase Price" (as such term is hereinafter defined), and Purchaser agrees to purchase from Seller:

          (a) The Real Property together with (i) all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road, sidewalk, alley or avenue, open or proposed, in front of, abutting or adjoining the Property; and (ii) all and singular the appurtenances, rights, privileges and easements in any way pertaining thereto, including any strips and gores; in its "as-is", "where-is" condition;

          (b)  All of Seller's right, title and interest in the Leases:

          (c) All of Seller's right, title and interest in the Personal Property; in its "as-is", "where-is" condition, and

          (d) All of Seller's right, title and interest in the Easement in its "as-is", "where-is" condition.

     2.   Purchase Price

     2.01 The purchase price will be Six Million Two Hundred Thousand Dollars and No/100 Dollars ($6,200,000.00), (herein the "Purchase Price") payable by Purchaser as follows:

          (a) Fifty Thousand Dollars and No/100 Dollars ($50,000.00) as an earnest money deposit (together with any interest earned thereon hereinafter referred to as the "Earnest Money Deposit") delivered to the title company described in Section 7.01 pursuant to a separate escrow agreement, by cashier's check, bank check or immediately available federal funds wired to Seller pursuant to its directions on the day of delivery of this Agreement executed by Purchaser to Seller; and

          (b) Six Million Two Hundred Thousand Dollars and No/100 Dollars ($6,200,000.00) less the amount of the Earnest Money Deposit and any credits due Purchaser under this Agreement and any charges payable by Seller under this Agreement (the "Cash Portion"), payable by Purchaser wiring immediately available federal funds in the amount of the Cash Portion of the Purchase Price to Seller as directed by Seller on the "Closing Date" as such term is hereinafter defined; and

     2.02 Earnest Money Deposit. (a) The Earnest Money Deposit shall be held by the escrow agent.

          (b) In the event that the sale fails to close by reason of Purchaser's default under this Agreement, then and in such event Seller shall be paid the Earnest Money Deposit as liquidated damages, and Purchaser renounces, waives and relinquishes any claim or right of whatsoever kind or nature, in law or equity, that it might have to a return of said sum or any portion thereof, Purchaser acknowledging that but for the provisions of this Section 2.02 (b), Seller would not enter into this Agreement, and Purchaser shall thereupon be released from all further obligations hereunder.

          (c) In the event that the sale fails to close because of Seller's inability to convey title as provided herein, Purchaser's sole right and remedy against Seller shall be to terminate this Agreement. In the event Purchaser so terminates the Agreement, the Earnest Money Deposit shall be returned to Purchaser, and upon the return thereof, all the obligations of the parties shall cease and terminate. In the event of a willful default by Purchaser hereunder the Seller's sole and only remedy shall be to retain the earnest monies as liquidated damages. In the event of a willful default by Seller hereunder, Purchaser shall have the right
(i) to seek specific performance of Seller's obligations under this Agreement or (ii) to terminate this Agreement (and promptly receive a return of the Earnest Money Deposit) and obtain damages at law as a result of such breach, which damages shall not exceed the sum of $50,000 and, thereafter, this Agreement shall become null and void, except for the provisions of Article 11 hereof, and neither party to this Agreement shall have any further rights or obligations with respect to each other hereunder, except for the provisions of Article 11 hereof, which shall survive the termination of this Agreement.

     3.   The Closing

     3.01 The consummation of the transaction provided for in this Agreement (the "Closing") shall take place on or before that date which occurs fifteen days after the Inspection Termination Date, time being of the essence, (the "Closing Date") at a time selected by Purchaser, and at the office of the escrow agent, Buyer's counsel or lender's counsel, or at such other time and place as the parties shall mutually reasonably agree in writing. Seller and Purchaser agree to utilize the title company issuing the title commitment described in this Agreement in an escrow closing of this transaction.

       4.     Purchaser's  and  Seller's  Representations  and  Warranties-
Assumption of
Risk.

     4.01 Purchaser and Seller jointly and singularly represent and warrant to each other that:

          (a) Purchaser and Seller for themselves, respectively, have full power, in accordance with law, to enter into this Agreement and to carry out the transactions provided for herein. Neither the execution and delivery of this Agreement nor the consummation of the sale provided for herein will constitute a violation or breach by Purchaser or Seller of any provision of any agreement or other instrument to which Purchaser or Seller is a party or to which Purchaser or Seller may be subject although not a party, or will result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against Purchaser or Seller.

          (b) Purchaser represents and acknowledges that it is experienced in the ownership and operation of properties similar to the property. On or before the Closing Date as provided in Article 6 hereof, Purchaser will have inspected, examined, and investigated ("herein "Inspection") the Property and the uses thereof, and reviewed the Leases to the extent deemed necessary by Purchaser, in order to enable Purchaser to evaluate the condition of the Property and all aspects of the Property including, without limitation the environmental condition of the Property.

     4.02 In connection with its purchase of the Property, Purchaser is relying solely upon its or "Purchaser's Inspectors" (as such term is hereinafter defined) Inspection of the Property and not upon any statements, representations or warranties, written, oral, express or implied which Seller or any of Seller's officers, agents, attorneys, contractors, affiliates or representatives ("Seller's Related Parties") may have made or may make (or purportedly have made or may make) other than any representation or warranty expressly set forth in this Agreement.

     4.03 As a material part of the consideration for this Agreement, except as to any representation or warranty made by Seller in this Agreement, Purchaser shall accept the Real Property, the Personal Property, and the Easement on the Closing Date in their "as-is", "where-is" condition and with all faults, and the Real Property, Personal Property, Easements, and Leases without representations or warranties of any kind, express or implied or arising by operation of law. Without limiting the generality of the foregoing, in connection with the sale of the Property to Purchaser, Seller and Seller's Related Parties have not made any, and specifically disclaim and Purchaser accepts such disclaimer, all representations, guaranties or warranties, express or implied, arising by operation of law, of or relating to the Property, including without limitation, of or relating to (a) the use, actual income or potential income, expenses, operation, characteristics or condition of the Leases and Property or any portions thereof, including without limitation, warranties of suitability, liability, merchantability, tenantability, design or fitness for any specific or a particular purpose or good and workmanlike construction, (b) the nature, manner, construction, condition, state of repair or lack of repair of any Improvements whether or not obvious, visible or apparent, (c) the nature or quality of construction, structural design or engineering of the Property, (d) the environmental condition of the Property and the presence or absence of or contamination by Hazardous Materials, or the compliance of the Property with regulations or laws pertaining to health or the environment, or (e) the soil conditions, drainage, flooding characteristics, utilities or other conditions existing in, on, under or about the Property.

     4.04 Purchaser hereby expressly assumes all risks, liabilities, claims, damages and costs, and agrees that Seller shall not be liable for any special, direct, indirect, consequential or other damages on and after the Closing Date, resulting from or arising from the Leases or related to the ownership, use, condition, location, maintenance, repair or operation of the Property, regardless of when such occurred or may occur except claims (a) relating to occurrences prior to the Closing Date or (b) relating to any representation or warranty made by Seller in this Agreement for both of which Seller shall indemnify Purchaser as expressly limited by this Agreement. Purchaser acknowledges that any condition of the Property which Purchaser discovers or desires to correct or improve prior to or after the Closing Date shall be at Purchaser's sole expense if Purchaser proceeds with this transaction. Purchaser expressly waives, to the extent allowed by applicable law, all claims under any federal state, municipal or local law regulation or rule that Purchaser might otherwise have against Seller relating to the use, characteristics or condition of the Property, except claims relating to any representation or warranty made by Seller in this Agreement.

     4.05 Seller represents (i) that the Leases are in full force and effect and have not been modified or amended, except as set forth on Exhibit B (ii) that there are no other agreements by and between Seller and any tenants relating to the Leases, (iii) that Seller knows of no defaults under the Leases either as to Seller's obligations thereunder or tenants'; and (iv) there is no Management and/or Leasing Agreement in effect for the Property that cannot be canceled at Closing.

     4.06 Seller represents that Exhibit "D" annexed hereto and made a part hereof, consists of true copies of the most recent bills for each of the real estate taxes and assessments affecting the Real Property.

     4.07 Seller represents that to the best of its knowledge and belief Seller has received no notice of zoning, environmental or municipal, local or county violations, fire violations or work orders from any insurance carrier and Seller represents and warrants that to the best of its knowledge, it has not introduced any Hazardous Materials or other illegal environmental condition on the Property except in amounts and in compliance with all laws having jurisdiction.

     4.08 Seller and Purchaser respectively warrant and represent that this Agreement is a valid and binding agreement of Purchaser and Seller, enforceable in accordance with its terms, and all instruments executed by Purchaser and Seller pursuant to this Agreement will be valid and binding agreements of the parties hereto.

     5.   Condition of Title.

     5.01 Seller shall convey title to the Real Property to Purchaser by a Limited Warranty Deed in the form annexed hereto as Exhibit E (herein the "Deed"), assign all the right, title and interest of Seller in and to the Leases and Security Deposits to Purchaser, and Purchaser shall assume all the obligations and liabilities of Seller pursuant to the Leases by an Assignment and Assumption Agreement in the form annexed hereto as Exhibit F (the "Assignment and Assumption"), and sell all the Personal Property to Purchaser with a Bill of Sale in the form annexed hereto as Exhibit H (the "Bill of Sale"). Title to the Real Property shall be conveyed, and the Personal Property sold and conveyed in their "as-is ," "where-is" condition on the Closing Date, subject to the Leases and, upon Purchaser's approval thereof, to the encumbrances set forth in Exhibit G annexed hereto and made a part hereof (herein the Leases and said encumbrances referred to collectively, as the "Permitted Encumbrances"). Seller's conveyance shall be free and clear of all mortgages, mechanics and materialmen's liens, and other judgments or liens securing the payment of money ("Liens") provided that Seller is not required to remove and cure or bond over any such Liens in excess of $100,000 in the aggregate. Seller shall have up to thirty (30) days within which to take such action as Seller, Purchaser and Purchaser's title insurance company deem appropriate to clear or remove said Liens and the Closing shall be postponed for up to such thirty (30) days (the "Adjourned Closing Date"). It a Lien is incapable of being cured within a thirty (30) day period as set forth above, such thirty (30) day period may be extended by Purchaser for so long as Seller continues to diligently pursue remedying the Lien.

     6.   Purchaser's Inspection of the Property.

     6.01 Nothing contained in this Section 6 shall be construed to permit Purchaser to enter into possession of the Property prior to the Closing. Notwithstanding anything to the contrary contained herein, for the period (herein the "Inspection Period") commencing on March 21, 1997 and ending on May 2, 1997 (herein the "Inspection Termination Date"), both dates inclusive, Seller agrees that at reasonable times during the Inspection Period on reasonable notice to Seller's manager of the Property, Purchaser and its engineers, contractors, management, insurance and environmental personal or environmental contractor (collectively referred to herein as "Purchaser's Inspectors') may enter upon the Real Property and make, at Purchaser's sole cost, right and expense, its due diligence with respect to Real Property. Such due diligence shall include without limitation review of the following documents if in Seller's possession: all leases, soils, engineering and structural reports, environmental assessments, title insurance policies, existing surveys, zoning evidence, state, local and federal permits and licenses and financial statements and any documents in Seller's possession pertaining to the operation of the Property, which Seller agrees to provide to Purchaser within four (4) business days after its acceptance hereof. Following reasonable notice to Seller, Purchaser shall have the right to visit the site, and perform additional tests or assessments and also contact any of the tenants to discuss their leasing plans with respect to the Property.

     Prior to conducting any Due Diligence at the Property, Purchaser shall procure and thereafter maintain comprehensive general liability insurance covering Purchaser and Seller against claims for bodily injury or death or property damage occurring in, upon or about or resulting from the Property, or any street, drive, sidewalk, curb or passageway adjacent thereto, in standard form and in an amount of no less than $5,000,000 (combined single limit), and issued by an insurance company with a rating of "a" or better as established by Best's Rating Guide, which insurance shall include blanket contractual liability coverage insuring contractual liability under the indemnification paragraph set forth below (but such coverage or the amount thereof shall in no way limit such indemnification). Prior to conducting any Due Diligence at the Property, Purchaser shall deliver to Seller original policies or certificates evidencing the required insurance coverage.

     Any entry upon the Property shall be performed in a manner which is not disruptive to the normal operation of the Property and shall be subject to the rights of any tenants or occupants of the Property. All inspections will be conducted at reasonable times and upon reasonable advance notice to Seller. Purchaser shall exercise and cause its employees, agents, consultants, contractors and advisors (each, a "Purchaser Consultant") to exercise reasonable care at all times that Purchaser shall be present upon the Property and in the performance of Due Diligence including, without limitation, any Invasive Tests (as hereinafter defined). Seller shall have the right to have a representative of Seller accompany Purchaser during any Due Diligence at the Property and any tenant interviews. If Purchaser desires to conduct any physical inspection or testing pertaining to the Property other than visual examination including, without limitation, sampling of soils, water, building materials or other media (any such inspection or testing being referred to herein as "Invasive Tests"), at least two (2) Business Days prior thereto, Purchaser shall deliver to Seller a notice of Purchaser's desire to conduct such Invasive Tests and a description of the exact procedures Purchaser desires to perform, and the identity of each Purchaser Consultant who shall be conducting such Invasive Tests. Purchaser shall not perform any Invasive Tests unless Seller shall have given its prior written consent thereto.

     Purchaser hereby agrees to indemnify, defend and hold Seller harmless from all liability, loss, cost, claim, damage or expense (including, without limitation, reasonable attorneys' fees and expenses), in any way relating to Purchaser's acts or omissions occurring in connection with or from the conduct of any Due Diligence by Purchaser, and its employees, agents, consultants, contractors and advisors. The provisions of this Paragraph shall survive the closing of any sale of the Property from Seller to Purchaser (if so consummated) or the termination of any Sale and Purchase Agreement entered into between Seller and Purchaser with respect to the Property.

     Purchaser agrees to return all Due Diligence materials to Seller in the event Purchaser does not consummate the transaction. Additionally, Purchaser agrees that information and documents provided by Seller is confidential, and Purchaser will hold and treat it in strictest confidence and will not directly or indirectly disclose or permit any of its employees, agents, attorneys or any other party having access to the information to disclose its contents (except to Purchaser's proposed lender and/or Purchaser's Inspectors) without Seller's prior written authorization and Purchaser will not use or permit to be used this information in any fashion or manner detrimental to the interest of Seller.

     The parties hereby acknowledge that time is of the essence, and that all Due Diligence information shall be delivered promptly to Purchaser.

     In the event Purchaser makes any objection to the condition of the Property Seller shall have no obligation to remove or cure any objection to the state of the Property and Purchaser's only remedy hereunder shall be
(i) to complete the Closing as provided herein with no reduction in the Purchase Price or (ii) to terminate the Agreement and receive back the Earnest Money Deposit, and in such event this Agreement shall be immediately terminated with neither party having any rights against the other party hereunder. Purchaser's failure to give notice of objections prior to the Inspection Termination Date as provided herein shall constitute a termination of this Agreement entitling Purchaser to a return of the Earnest Money Deposit.

     7.   Title Commitment and Survey.

     7.01 Seller shall, at its sole cost and expense, deliver to Purchaser within five (5) days after the execution of this Agreement (a) an ALTA "as-built" survey for the Real Property which meets ALTA/ACSM 1992 requirements, certified to Purchaser, its lender, if any, and the title company (herein the "Survey") in form sufficient for the title company to remove the preprinted survey exception and (b) from Chicago Title Insurance Company, a commitment for owner's title insurance for the Real Property (herein the "Owner's Title Commitment") with all preprinted exceptions deleted.


     Purchaser shall notify Seller within 15 days of receipt of the later of the survey or the Owner's Title Commitment of any exceptions, defects or objections to title, or conditions of the Real Property disclosed in the survey and/or Owner's Title Commitment other than the Permitted Encumbrances or the Leases (herein Purchaser's objections, to any such exceptions, defects or objections being collectively referred to as "Objections" or "Objection"). Purchaser's failure to give notice of Objections within said fifteen day period, as provided herein shall constitute an election by Purchaser to terminate this Agreement.

     7.02 After receipt of notice of any Objections, Seller in its sole discretion shall have the option to cure or not to cure any Objections and Violations, except unpaid taxes and easements. If Seller does elect to cure or remove the Objections but is unable after diligent efforts to convey to Purchaser title in accordance with the provisions of this Agreement, or to remove Violations, by the Closing Date, Seller shall be entitled upon written notice delivered to Purchaser prior to the Closing Date, to an adjournment of the Closing Date not to exceed 60 days to enable Seller to remove any Objections or Violations and to convey such title or fulfill such conditions and Seller shall proceed promptly and diligently to remove or cure the Objections and/or Violations within said 60 days.

     7.03 In the event Seller does not elect to remove or is unable to remove or cure any Objection to title or Violation, which Objection or Violation is reducible to a dollar amount, in lieu of paying directly the cost of removing such Objection or Violation, Seller may offer Purchaser a reduction of the Purchase Price equal to the cost of removing such Objection or Violation, in which event Purchaser at its sole option may elect to purchase the Property at the reduced Purchase Price in lieu of Seller's removing the Objection or Violation, or to terminate this Agreement and receive the Earnest Money Deposit.

     7.04 Nothing contained in this Article 7 shall be deemed to require Seller to bring any action or proceeding or to take any steps to remove any Objections or Violations or to fulfill any condition or expend any moneys therefor, nor shall Purchaser have any right of action against Seller if Seller elects not to remove or cure an Objection or Violation.

     7.05 Subject to Section 7.03 hereof, if Seller has not so elected to remove Obligations or Violations and/or to adjourn the Closing Date or if at the adjourned date Seller has not removed the Objections or Violation, this Agreement shall be terminated, and Purchaser shall receive the Earnest Money Deposit. If this Agreement is terminated pursuant to this Section 7.05, Seller shall promptly return the Earnest Money Deposit to Purchaser and, thereafter, the parties shall be relieved of all further liability to one another pursuant to this Agreement and neither party shall have any rights against the other party hereunder.

     7.06 Purchaser may at its sole option at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof.

     7.07 The Acceptance by Purchaser of the Deed, the Bill of Sale and the Assignment and Assumption Agreement shall be deemed to be full performance of and discharge of every agreement and obligation on Seller's part to be performed hereunder, except for any representation, indemnity, or warranty made by Seller in this Agreement, all of which shall survive the Closing for a period of six months from the date of Closing, it being agreed and understood that, so long as any action based on a breach of representation or warranty for which there is a six (6) month survival period is commenced within six (6) months of the Closing Date, such commencement of such action shall be deemed to toll the expiration of such six (6) month survival period with respect to the matter complained of.


     8.   Adjustments and Apportionments,

     8.01 At the Closing there shall be apportionments and adjustments between Seller and Purchaser as of midnight preceding the Closing Date, Seller to have the last day, unless otherwise provided) as follows:

          (a) Seller shall pay all current and/or delinquent real estate tax bills relating to the Property, Purchaser shall assume and receive a credit against the Purchase Price for all non-delinquent real estate taxes which are a lien on the Property prorated through the day prior to the Closing, using the present tax rate if the applicable tax rate has not been set (i.e. the balance of the 1996 calendar year taxes and the 1997 calendar year taxes prorated to the date of Closing).

          (b) Seller shall pay special taxes or assessments, if any, upon the Property assessed or becoming a lien prior to the Closing Date.

          (c) Fuel, electricity, water, sewer, gas, telephone and other utility charges not payable directly to the utility companies by tenants of the Property (such proration to be based upon meter readings, where possible, within 2 days prior to the Closing Date), rents and assigned deposits, if such deposits shall be assignable (except such metered utility charges which Seller shall cause to be read on the business day prior to the Closing Date and billed to Seller), Purchaser agreeing to assume all liability for future utility payments.


          (d) Amounts payable and/or prepaid under service contracts, if any, in Seller's possession.

          (e) Pre-paid rentals for periods extending beyond the Closing Date, prepaid common area maintenance charges, tax reimbursements, insurance reimbursements, and other prepaid charges under the tenant leases shall be paid or credited to Purchaser at closing. Rents and other charges in arrears, if any, shall not be adjusted. and the right to collect the same shall be assigned to Purchaser (provided that Purchaser shall, subsequent to Closing, remit any collections, applying any payment received from a tenant formerly delinquent first to the rentals and other charges due to Purchaser and the balance shall be promptly remitted to Seller). On the Closing Date, no adjustments shall be made for percentage rentals, except for Lechters who pays percentage rentals in lieu of base rent, payable by tenants on account of or with respect to sales during the period prior to Closing. Adjustments for common area charges, tax reimbursements, and insurance reimbursements payable with respect to the period prior to Closing, shall be made on the basis of good faith estimates of the parties and final adjustment shall be made when precise figures are determined. Purchaser shall pay to Seller after Closing any rents, reimbursements, common area charges, tax and utility charges and other charges due Seller pursuant to the Lease only when and to the extent they are received by Purchaser and only after all amounts due Purchaser have been received by Purchaser.

     9.   Insurance, Damage- Destruction, Condemnation.

     9.01 If, prior to Closing, any portions of the improvements located on the Property are damaged or destroyed ("Casualty"), or any portion of the property is taken in condemnation, or notice thereof is received by Seller ("Condemnation"), then:


          (a) In the event (i) the estimated cost to repair or restore as reasonably estimated by Seller is ONE HUNDRED THOUSAND ($100,000.00) DOLLARS or less, and (ii) Seller furnishes evidence that insurance proceeds in such amount are payable to Seller in connection with such damage, and
(iii) such event does not give any Tenant the right to terminate its Lease, Purchaser shall be obligated to purchase the Property pursuant to this Agreement and Seller will assign at the Closing all proceeds of insurance and/or awards resulting from such damage, destruction or condemnation.

          (b) In the event (i) the estimated cost to repair or restore, as reasonably estimated by Seller, is in excess of ONE HUNDRED THOUSAND ($100,000.00) DOLLARS, and (ii) Seller furnishes evidence that insurance proceeds in such amount are payable to Seller in connection with such damage, and (iii) such event does not give any Tenant the right to terminate its Lease, then Purchaser at its sole absolute discretion may (i) purchase the Property pursuant to this Agreement and Seller will assign at the Closing all proceeds of insurance and/or awards, or (ii) to terminate this Agreement, in which event Purchaser shall receive the Earnest Money Deposit and neither party shall have any rights against the other party pursuant to this Agreement.

          (c) In any event of Casualty or Condemnation, resulting in any Tenant's termination of its Lease, Purchaser may terminate this Agreement. Purchaser's failure to notifv Seller of Purchaser's non-election to proceed with the Closing, pursuant to 9.01(a), (b), or (c) within twenty (20) days of the Casualty or receipt of Notice of the Condemnation shall be deemed the election by the Purchaser to terminate this Agreement.


     10.  Provisions with Respect to the Closing.

     10.01  At the Closing:

          (a) Purchaser shall pay the recording fees and taxes for recording the Deed and Assignment and Assumption Agreement.

          (b) Purchaser shall deliver to Seller the Cash Portion of the Purchase Price as provided in Section 2.01.

          (c) Seller shall pay the sales taxes if any, for the Personal
Property.

          (d) Seller shall pay all state and local transfer taxes.

          (e) Seller shall pay for the cost of (i) the title policy in the amount of the purchase price, it being agreed that Purchaser shall pay for any required endorsements, (ii) the survey, and (iii) escrow fees of the title company.

     10.02 Seller and Purchaser shall each pay the costs of its own counsel for representation in the sale and purchase of the Property pursuant to this Agreement.

     10.03 On the Closing Date, simultaneously with the delivery to Seller by Purchaser of the Cash Portion of the Purchase Price, Seller shall deliver to Purchaser the following:

          (a)  The Deed.


          (b) The Assignment and Assumption Agreement without recourse, covenant, representation and/or warranty, except as expressly set forth in this Agreement, as limited herein, of all of Seller's right, title and interest in the Leases and rents due thereunder, duly executed and acknowledged by Seller, subject only to the Permitted Encumbrances.

          (c) The Bill of Sale for the Personal Property conveying the Personal Property without recourse, representation or warranty.

          (d)  Secretary's Certificate of Seller.

          (e)  Originals of the Leases.

          (f)  Any other documents reasonably required to record the Deed.

          (g) Seller's FIRPTA Affidavit in the form of Exhibit I annexed hereto.

          (h) An Assignment and Assumption of Contracts in the form annexed hereto as Exhibit J. of all contracts, without recourse, representation or warranty, relating to the leasing maintenance and operation of the Real Property, together with the originals of all contracts assigned, if available.

          (i)  All keys to the Real Property.

          (j) To the extent not delivered prior to Closing and to the extent available, all plans drawings and specifications for the Real Property in the Seller's possession.

          (k)  An assignment of all warranties currently in existence.

          (l) Mechanics' Lien Affidavit reasonably required by the title company.

          (m) Transfer of the Security Deposit described in Exhibit K annexed hereto and made a part hereof, without additional cost or charge to Purchaser;

          (n) As Assignment of all of Seller's right, title and interest in and to the Easement, if required.

          (o) Tenant estoppels in form as set forth in Exhibit L executed by Powerhouse Gym; Comp. U.S.A., Media Play and tenants representing at least 75% of the remaining leasable area along with Seller's estoppel for any tenant not responding up to the 75% requirement. (Seller shall use its best efforts to furnish Purchaser with copies of such estoppels prior to closing.)

          (p)  A Closing Statement showing all closing adjustments.

     Delivery by Seller of all items relating to the operation, management and leasing of the Real Property shall be made by leaving such items at the Real Property.

     10.04 On the Closing Date, Purchaser shall simultaneously with delivery to Purchaser of the items described in Section 10.03 hereof:

          (a) Wire to Seller as directed in writing by Seller the Cash Portion of the Purchase Price.

          (b) Deliver to Seller an original counterpart of the Assignment and Assumption of Leases, Rents and Security Deposits described in Section
10.03 (b) hereof, executed and acknowledged by Purchaser, whereby as of the Closing Date Purchaser shall assume all of Seller's obligations pursuant to the Leases.

          (c) Deliver to Seller for execution by Seller and delivery to Tenants by Purchaser a notice to tenants of the sale.

          (d) Deliver to Seller a Closing Statement showing all closing adjustments.

          (e) Deliver to Seller, Purchaser's counterpart of the Assignment and Assumption of Contracts delivered by Seller pursuant to Subsection
10.03 (i) hereof.

     11.  Brokerage.

     11.01 Seller and Purchaser hereby warrant and represent to each other that no brokers were involved in this matter or brought about this transaction except for Matthews, Click, Bauman, Inc. - which broker will be paid in full at Closing by Seller.

     11.02 Seller hereby indemnifies and holds Purchaser harmless against any claims of any broker, agent or other person arising out of or in connection with this transaction based on such broker's having dealt with Seller. The warranties, indemnities and agreements in this Article 11 shall survive the Closing.

     11.03 Purchaser hereby indemnifies and holds Seller harmless against any claims of any broker (other than the broker identified in 11.01), agent or other person arising out of or in connection with this transaction based on such broker's having dealt with Purchaser. The warranties, indemnities and agreements in this Article 11 shall survive the Closing.

     12.  Certiorari.

     12.01 All certiorari proceedings, if any, pending on the Closing Date or which may be brought by Seller after the Closing Date, with respect to the reduction of the tax assessment for fiscal tax year 1996 and earlier, may, at Seller's election be continued or brought by Seller. Seller shall have the right to make any settlement for fiscal tax years prior to 1997 thereof, without Purchaser's approval and Seller shall be entitled to retain all savings and refunds obtained therefrom. Any certiorari for fiscal tax year 1997 may be brought by either Seller or Purchaser but only (as to Seller) with the approval of Purchaser and any settlement for fiscal tax year 1997 shall require Purchaser's approval, which shall not be unreasonably withheld or delayed. Purchaser and Seller agree to fully cooperate with the other in any such certiorari proceedings.

     12.02 The net amount of any reduction, if any, in the 1997 real estate taxes, whether by way of refund, credit or other savings, shall be apportioned between Seller and Purchaser pursuant to Article 8 hereof, after the payment of attorneys' fees, reasonable experts' fees and other disbursements and expenses reasonably incurred by Seller and Purchaser in connection with obtaining same. Any amounts due Tenant pursuant to the Leases as a result of any such reduction shall be apportioned between Purchaser and Seller as proceeds in Article 8 hereof. Seller shall be responsible for all Tenant refunds due Tenants as a result of any reduction for fiscal tax year 1996 or earlier.

     12.03  The provisions of this Article 12 shall survive the Closing.

     13.  Notices.

     13.01 All notices, deliveries and other communications given under or pursuant to this Agreement shall be in writing and shall be sent by express overnight mail, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     Seller:        New York Life Insurance Company
                    51 Madison Avenue
                    New York, New York 10010
                    Attention:  Marily F. Goldstein
                               Associate General Counsel

     With a         Greystone Realty Corporation
     copy to:       100 First Stamford Place
                    Stamford, Connecticut 06902
                    Attention:  Jean Marie Murphy
                              Senior Vice President

     Purchaser:     Casto-Benson Development Company
                    209 East State Street
                    Columbus, Ohio 43215
                    Attention:  Anthony A. Marten


     With a         Daniel J. Kerscher, Esquire
     copy to:       209 East State Street
                    Columbus, Ohio 43215

and to the attention of such other person, of which Seller or Purchaser shall have given notice as herein provided. Any such notice, delivery or other communication shall be deemed to have been sufficiently given for all purposes hereof on the date shown in the receipt for the overnight express mail or the registered or certified mail return receipt requested.

     14.  Miscellaneous Provisions.

     14.01 This Agreement shall be governed by the laws of the State of Ohio.

     14.02 The captions of this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

     14.03 Neither Purchaser nor Seller shall issue any press release or other information or give any publicity of any kind to the general public, related to or concerning this Agreement, the purposes thereof and/or in the case of the Purchaser the Property, without the prior written consent of the other.

     14.04 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     14.05 All Sections, the terms of which provide for survival, shall be deemed to have been remade at the Closing Date and shall survive the Closing Date.

     14.06 This Agreement may be executed in counterparts, each of which shall be deemed an original.

     14.07 This Agreement (including the exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and/or agreements, if any, with respect thereto. This Agreement may not be modified, changed, or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The provisions of this Section shall survive the Closing Date.

     14.08 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

     14.09 The parties each agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.

     14.10 Purchaser may assign its rights under this Agreement to any entity that is owned in whole or in part by Purchaser, or any entity affiliated with Purchaser or to a partnership or limited liability company of which Purchaser or an affiliate of Purchaser is a general partner so long as Purchaser remains liable under this Agreement.

     14.11 The possession of the Property described herein (subject to the rights of the tenants pursuant to the Leases) shall be delivered to Purchaser on Closing. Nothing contained in this Section 14.11 shall be construed to permit Purchaser to enter into possession of the Property prior to the Closing.

     14.12 Seller represents that it has received only those security deposits described on Exhibit K annexed hereto.

     14.13 Seller warrants and represents that it has not assigned any of its right, title and interest in or to the Leases.

     14.14 Wherever used in this Agreement the term, "Environmental Laws" shall mean the Comprehensive Environmental Response Compensation and Liability Act as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; any so-called "Superfund" or "Superlien" law or any other federal, state, local and foreign laws or regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, promulgated or entered thereunder relating to pollution or protection of the environment, (collectively "Environmental Laws") including, without limitation. Environmental Laws relating to reclamation of land and waterways and Environmental Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to worker health and safety or public health and safety, in each case material to the ownership or operation of the Property. In the event Purchaser's Phase I Study of the Property, ("Study") reveals any violation of or non-compliance with Environmental Laws, Purchaser shall notify Seller within fifteen (15) days of receipt of the written Study of any such violations and Seller shall have the right but not the obligation to cause such violations to be cured or removed. Failure to notify Seller of such violations within said ten day period shall be deemed to be a waiver of Purchaser's objections to such violations. In the event Seller decides not to cure or have the violations removed Purchaser may terminate this Agreement by notice to Seller and in such event this Agreement shall be terminated with Purchaser receiving back the Earnest Money Deposit. In the event such removal or cure can not be affected before July 17,1997, time being of the essence, this Agreement may be terminated by either Seller or Purchaser and in the event of such termination Purchaser shall receive back its Earnest Money Deposit. In the event the Study requires a Phase II Study of the Property and Purchaser elects to obtain same rather than to terminate this Agreement, then the Closing Date shall be extended if required by the length of time necessary for such study.

     14.15 Operation, Leasing, Management. Nothing contained in this Agreement shall be construed to prevent Seller form continuing to operate, lease and manage the Property or portions thereof in its current manner, provided leasing shall be subject to Purchaser's consent which shall not be unreasonably withheld, delayed or conditioned. Purchaser shall respond to Seller's notice for consent within five (5) business days of receiving notice, or consent will be deemed to have been given. Purchaser shall be required to pay brokerage commission and tenant improvements allowance for any new lease, renewal, expansion, holdover or sublease which takes effect after the Effective Date of this Agreement, provided such lease, renewal, expansion, holdover or sublease, is not in effect as of the date of this Agreement and has been reviewed and approved by Purchaser pursuant to this
Section 14.15. Seller shall pay at closing all lease commissions relating to any lease, sublease, or other occupancy agreement executed prior to the date of this Agreement.

     14.16 Confidentiality. Each of Seller and Purchaser agrees with the other that it has no present intention of making any public announcement about the purchase and sale transaction contemplated hereby or of any of the terms hereof, including without limitation, the results of any inspection, test, survey, or study conducted pursuant to this Agreement.
If this Agreement is terminated for any reason, Purchaser shall promptly return to Seller all of the documents and information theretofore delivered to Purchaser by Seller, including without limitation the copies of Leases. title Commitment, all documents relating thereto, plus every report of findings obtained pursuant by Purchaser or Purchaser's Inspectors pursuant to this Agreement. At any time prior to the Closing Date, or at any time if this Agreement is terminated, Purchaser shall not deliver any of the documents theretofore delivered to Purchaser by Seller or obtained by Purchaser pursuant to this Agreement, or otherwise knowingly transmit any of the information contained, in any such documents, to any third party except Purchaser's counsel, lender, or other advisors, provided such individuals agree to be bound to the same burdens or confidentiality and nondisclosure as Purchaser. The covenants set forth in this Section 14.16 shall survive the termination or closing of this Agreement.

     14.17 All states and time periods for performance recited and given in this agreement shall be deemed to be and shall be time of the essence.


     14.18 Seller agrees that neither Seller, its affiliates, nor any other party acting on its behalf shall negotiate, solicit, furnish information to, or enter into or conduct any discussions with any other prospective purchasers of the Property, or any portion thereof, between the Execution Date and any termination of this Agreement in accordance with its terms.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 29th day of April, 1997 (herein the "Execution Date").

     SELLER:

          NYLIFE Realty Partners I-General Partnership D

          By: New York Life Insurance Company,
                a general partner

               By: Greystone Realty Corporation,
                      as authorized agent

               By:  /s/ Jean Marie Murphy
                    --------------------------
               Name: JEAN-MARIE MURPHY
                     -------------------------
               Title: SENIOR VICE PRESIDENT
                      ------------------------

          By: NYLIFE Realty Income Partners I, L.P.,
                a general partner

                By: NYLIFE Realty Inc., its general partner

               By:  /s/ Kevin M. Micucci
                    --------------------------
               Name:  KEVIN M. MICUCCI
                      ------------------------
               Title: President
                      ------------------------


     PURCHASER:

          Casto-Benson Development Company,
          an Ohio corporation

          By:  /s/ Don. M. Casto III
               -------------------------------
          Name:  Don M. Casto III
                 -----------------------------
          Title:  President
                  ----------------------------


The following list sets forth exhibits omitted from this Exhibit 2.1 in accordance with Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.


Exhibit A      Land Description

Exhibit B      Schedule of Leases

Exhibit C      Inventory of Personal Property

Exhibit D      Tax Bills

Exhibit E      Limited Warranty Deed

Exhibit F      Assignment and Assumption of Lessor's Interest in Leases

Exhibit G      Permitted Encumbrances

Exhibit H      Bill of Sale

Exhibit I      FIRPTA

Exhibit J      Assignment and Assumption of Contracts and Other
               Intangibles

Exhibit K      Security Deposits

Exhibit L      Estoppel